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Alpha  Overlay  Securities  Linked to the  Deutsche  Bank Fed Funds Total Return
Index and the Deutsche Bank Equity Mean Reversion Alpha Index ("EMERALD")

                       Alternative Investment Medium Term

Indicative Terms as of November 27, 2009

CUSIP:            2515A0 WF 6

Issuer:           Deutsche Bank AG, London Branch

Maturity / Tenor: 13 Months

Basket:           The securities are linked to the performance of the
                  Deutsche
                  Bank Fed Funds Total Return Index (the "DB Fed Funds
                  Index," Bloomberg: DBMMFED1) and the Deutsche Bank
                  Equity Mean Reversion Alpha Index ("DB EMERALD,"
                  Bloomberg: DBVEMR), each a "Basket Index" and
                  collectively,
                  the "Basket Indices."

Redemption        You will receive a cash payment on the Maturity Date or
Amount:           Basket Knock-Out Payment Date, as applicable, per $1,000
                  security face amount, calculated as follows:

                                 Final Basket Level
                      $1,000 x  -----------------
                                 Initial Basket Level

                  Your investment  will be fully exposed to any  depreciation in the DB Fed Funds Index and three times any  depreciation in DB
                  EMERALD.

Initial Basket Level:  100

Final Basket
Level             The Basket Level as determined by the Calculation Agent on the
                  Final Valuation Date or the Basket  Knock-Out  Valuation Date,
                  as the case may be.

Basket Level:     On any trading day:
                  100 x (1 + DB Fed Funds Performance + (3 x DB EMERALD Performance))

DB Fed Funds       Final Reference Level
Performance:       -----------------------  DB Fed Funds Adjustment Factor   - 1
                   InitialReference Level

DB EMERALD         Final Reference Level
Performance:       ------------------------  DB EMERALD Adjustment Factor - 1
                   InitialReference Level

Initial Reference  The closing level for the respective Basket Index on the Trade
Level:             Date.

Final Reference    The closing level for the respective Basket Index on the Final
Level:             Valuation  Date,  Basket  Knock-Out   Valuation  Date  or  the
                   applicable trading day, as the case may be.

Fed Funds
Adjustment Factor: 0.9925.

EMERALD            1 - (0.0125 x Days / 365),  where "Days"  equals the number of
Adjustment Factor: calendar days from the Trade Date to but excluding,  the Final
                   Valuation  Date or the Basket  Knock-Out  Valuation  Date,  as
                   applicable.

Basket Knock-Out   If the  Basket  Level on any  trading  day  falls  below 40 (a
Event:             "Basket  Knock-Out  Event" and such  trading  day, the "Basket
                   Knock- Out  Date"),  the  securities  will be  redeemed by the
                   Issuer for the Redemption  Amount calculated as of the trading day following the Basket Knock-Out Date (the "Basket Knock-Out
                   Valuation  Date"),  with payment made on the date that is five business days after the Basket  Knock-Out  Valuation Date (the
                   "Basket Knock-Out Payment Date").

Discounts and      The Agent will not receive a commission in connection with the
Commissions:       sale of the  securities.  The Agent may pay  referral  fees to other  broker-dealers  of up to 0.50% or $5.00 per $1,000 face amount.  The Agent  may pay  custodial  fees to other  broker-
                   dealers of up to 0.25% or $2.50 per $1,000 face amount.

Agent:             Deutsche Bank Securities Inc.

                         Best Case Scenario at Maturity

If the Final Basket Level is greater than the Initial  Basket  Level,  investors will receive 100% of the  appreciation of the Basket,  reduced by the Adjustment
Factors.

                               Worst Case Scenario

If a Basket  Knock-Out Event occurs at any time, the securities will be redeemed by the Issuer and you will lose a significant  portion of your investment in the securities.

                                    Benefits

o    Exposure to the DB Fed Funds Index and DB EMERALD.

o    Participation in the performance of the Basket Indices with uncapped upside potential, reduced by the Adjustment Factors.

                                      Risks

o    Exposed to one times the  performance of DB Fed Funds Index and three times the performance of DB EMERALD.

o    If a Basket  Knock-Out  Event occurs at any time,  the  securities  will be redeemed by the  Issuer,  and you will lose a  significant  portion of your investment in the securities.

o    The Basket Indices have very limited performance history.

o    An investment in the securities is subject to the credit of the Issuer.

                                 Important Dates

 Offering Period:               November 27 - December 3, 2009
 Trade Date:                                  December 4, 2009
 Settlement Date:                             December 9, 2009
 Final Valuation
 Date:                                         January 4, 2011
 Maturity Date:                     January 7, 2011 (13 Months)

                                                  ISSUER FREE WRITING PROSPECTUS
                                                  Filed  Pursuant  to  Rule  433
                                        Registration  Statement  No.  333-162195
                                                      Dated  November  27,  2009

--------------------------------------------------------------------------------
                      NOT FDIC / NCUA INSURED OR GUARANTEED
                       MAY LOSE VALUE * NO BANK GUARANTEE
                                 NOT A DEPOSIT
                           NOT INSURED BY ANY FEDERAL
                               GOVERNMENT AGENCY
--------------------------------------------------------------------------------

             Deutsche Bank Structured Equity Sales +1 212 250-9905

Return Scenarios at Maturity
Final Basket Level	Percentage Change in Basket	Payment at Maturity (per $1,000 invested)	Return on Securities (%)
200.00	100%	$2,000.00	100.00%
180.00	80%	$1,800.00	80.00%
160.00	60%	$1,600.00	60.00%
140.00	40%	$1,400.00	40.00%
120.00	20%	$1,200.00	20.00%
110.00	10%	$1,100.00	10.00%
105.00	5%	$1,050.00	5.00%
100.00	0%	$1,000.00	0.00%
95.00	-5%	$950.00	-5.00%
90.00	-10%	$900.00	-10.00%
80.00	-20%	$800.00	-20.00%
60.00	-40%	$600.00	-40.00%
40.00	-60%	$400.00	-60.00%

This hypothetical scenario analysis table illustrates the Redemption Amounts payable on the Maturity Date per $1,000 security face amount for hypothetical performances of the Basket.  Hypothetical results are neither an indicator nor guarantee of future returns. Actual results may vary, perhaps materially, from this analysis. The numbers appearing have been rounded for ease of analysis.  For purposes of this table and these examples, it is assumed that a Basket Knock-Out Event does not occur. If a Basket Knock-Out Event occurs, you will lose a significant portion of your investment in the securities. The calculation of the Basket Level includes Adjustment Factors. As a result, the performance of the Basket Indices will need to reflect, on a combined basis, a positive performance greater than 4.50% for the return on the securities to be positive.

Selected Risk Factors An investment in the securities involves significant risks. You should read “Risk Factors” in term sheet No. 776 for detailed information about the risks listed below.

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity is linked to the performance of the Basket Indices and will depend on whether, and the extent to which, the Final Basket Level is greater than the Initial Basket Level. In addition, as a result of the Adjustment Factors, the performance of the Basket Indices will need to reflect, on a combined basis, a positive performance of at least 4.50% for you to receive your initial investment back at maturity. You will lose some or all of your initial investment if the Final Basket Level is equal to or less than the Initial Basket Level.

YOUR SECURITIES ARE EXPOSED TO ONE TIMES THE PERFORMANCE OF THE DB FED FUNDS INDEX AND THREE TIMES THE PERFORMANCE OF DB EMERALD — Because the securities are linked to DB EMERALD on a three-times leveraged basis, any negative performance of DB EMERALD will have a substantial effect on your return even though the performance of the Basket is based on the appreciation or depreciation of the Basket as a whole.

EARLY REDEMPTION UPON A BASKET KNOCK OUT EVENT — If the Basket Level is less than 40 at the close of any trading day during the Observation Period, we will redeem the securities early. The Redemption Amount will be calculated using the Final Basket Level on the Basket Knock-Out Valuation Date, and you will lose a significant portion of your initial investment. Once a Basket Knock-Out Event occurs, early redemption by us will be automatic. In addition, you will not benefit from any increase in the Basket Level that may occur after the Basket Knock-Out Valuation Date, and you may not be able to reinvest your money in a comparable investment.

DB EMERALD STRATEGY RISK — DB EMERALD reflects a strategy that aims to monetize the difference between daily volatility and weekly volatility with respect to the S&P 500 Index by periodically buying daily volatility and selling weekly volatility. DB EMERALD will appreciate if daily realized volatility exceeds weekly realized volatility over a given week, and decline if daily realized volatility is less than weekly realized volatility over a given week.

THE BASKET INDICES HAVE VERY LIMITED PERFORMANCE HISTORY.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the securities prior to maturity, and may adversely affect the price, if any, at which the Issuer or its affiliates may be willing to purchase the securities from you in the secondary market. You should be willing and able to hold your securities to maturity.

OUR RESEARCH OPINIONS COULD AFFECT THE LEVEL OF THE BASKET INDICES AND THE VALUE OF THE SECURITIES — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities, which could affect the Basket Level or the value of the securities.

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities, and being the index sponsor of the Basket Indices, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

LACK OF LIQUIDITY — There may be little or no secondary market for the securities. The securities will not be listed on any securities exchange.

COUNTERPARTY RISK — The payment of amounts owed to you under the securities is subject to the Issuer’s ability to pay. Consequently, you are subject to counterparty risk and are susceptible to risks relating to the creditworthiness of Deutsche Bank AG.

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the levels of the Basket Indices on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in the accompanying term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 776 and the prospectus supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, term sheet No. 776 and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Deutsche Bank Structured Equity Sales    +1 212 250-9905